Gulf Resources, Inc.	CCG Investor Relations, Inc.
Rena Xiao	Crocker Coulson, President
E-mail: renaxiao@gmail.com	Phone: +1-646-213-1915
E-mail: crocker.coulson@ccgir.com
Helen Xu
E-mail: beishengrong@163.com	Linda Salo, Financial Writer Phone: +1-646-922-0894
Website: www.gulfresourcesinc.cn	E-mail: linda.salo@ccgir.com Website: http://www.ccgirasia.com/

Gulf Resources Appoints New Chief Executive Officer

New York & Shandong Province, March 16, 2009 - Gulf Resources, Inc. (OTCBB: GFRE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced the appointment of Mr. Xiaobin Liu to be the Company’s new Chief Executive Officer and director, effective March 10, 2009. Mr. Liu replaces Mr. Ming Yang, who resigned from his position as Chief Executive Officer of the Company to devote more time to his other businesses. Mr. Yang will continue as Chairman of the Board of Directors.

Mr. Liu has been closely involved with Gulf Resources since January 2007.  Serving as Vice President, he was responsible for all the Company’s operations. From June 2005 to December 2006, he was the Vice President of Shenzhen SEG. Dasheng Co., Ltd., a Shenzhen-listed company engaged in the real estate and hotel industries.  From May 2000 to June 2005 he managed the securities department of Saige International Trust and Investment Corporation in Hainan province and was in charge of asset management. From May 1995 to May 2000, Mr. Liu served as the Vice President of Hainan Wanquanhe Development, where he was in charge of corporate operations and financial control. Prior to that, he worked in the finance departments of Chinese Black Metal, Ltd. and Shanxi Aircraft Manufacturing Company. He has a Master’s degree in international accounting from the City University of Hong Kong.

“We are pleased that Mr. Liu will officially take over as CEO of Gulf Resources and I will work with him closely to ensure a smooth transition,” commented Mr. Ming Yang, Chairman of Gulf Resources. “We believe his rich experience in key positions at large domestic public companies, knowledge of the capital markets and previous experience with Gulf Resources provide him with to the ideal skill set required to serve as the steward of our Company as we pursue our growth strategy.  I look forward to working with him in my current role as Chairman.”

“I am thrilled to take on the role as CEO and to lead our efforts in executing our growth strategy,” said Mr. Liu, newly appointed CEO of Gulf Resources. “We are determined to continue capitalizing on the ongoing consolidation of China’s bromine industry, in addition to leveraging our environmentally friendly initiatives in the chemical business segment.”

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in the People’s Republic of China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information, please visit www.gulfresourcesinc.cn.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

###